Exhibit 99.(h)(10)(iv)

Amendment to Fund Participation and Service Agreement
between
Protective Life and Annuity Insurance Company
Capital Client Group, Inc.
American Funds Service Company
Capital Research and Management Company
and American Funds Insurance Series

Protective Life and Annuity Insurance Company (“Insurance Company”) for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), Capital Client Group, Inc. (“CCG”) (formerly known as American Funds Distributors, Inc.), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”) and American Funds Insurance Series (the “Series”), have previously entered into a Fund Participation and Service Agreement dated June 18, 2015 (as amended to date, the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

AMENDMENT

For good and valuable consideration, the receipt of which is acknowledged, the parties agree to amend the Agreement as follows:

1. The first three sentences of Section 1.a are hereby deleted and replaced with the following:

As distributor of the Series, CCG, agrees to make Class 1, Class 2, and Class 4 shares of the Funds that offer such share classes available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit A pursuant to the terms of the Agreement. The Insurance Company agrees to give the Series and CRMC at least thirty (30) days’ notice prior to adding any additional Funds as underlying investment options to the Contracts.

2. Exhibit A is deleted and replaced with the attached Exhibit A.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

IN WITNESS WHEREOF, the undersigned has caused this amendment to be executed as of April 1, 2025.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY for itself and on behalf of the Separate Accounts

By:	/s/ Steve Cramer

Name:	Steve Cramer

Title:	Chief Product Officer - Retirement Division

CAPITAL CLIENT GROUP, INC.

By:	/s/ Tim McHale

Name:	Tim McHale

Title:	Secretary

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Michael W Stockton

Name:	Michael W Stockton

Title:	Executive Vice President

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Joshua R. Diggs

Name:	Joshua R. Diggs

Title:	Authorized Signatory

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Tim McHale

Name:	Tim McHale

Title:	Sr. VP & Sr. Counsel, Fund Bus. Mgmt. Group

EXHIBIT A

Insurance Company Accounts

Variable Annuity Account A of Protective Life
Protective NY COLI VUL Separate Account
Protective NY COLI PPVUL Separate Account
PLAIC Variable Annuity Account S

Protective NY Variable Life Separate Account